COPY

April 7, 2010

Francine I. Jacobs, Trustee
Julie E. Jacobs Revocable Trust
5050 Thornhill Lane
Dublin, Ohio 43017

Subject: Loan to The Guitammer Company

Dear Ms. Jacobs:

This is to confirm our agreement that in consideration of the Julie E. Jacobs Revocable Trust (the "Trust") loaning $100,000 as of this date (the "Trust Loan") to The Guitammer Company ("TGC"), TGC is delivering to you the enclosed Cognovit Promissory Note of TGC in the principal amount of $100,000 and dated today.

As previously discussed, TGC is currently working on a reorganization of its ownership and a recapitalization of its business that is expected to entail the following steps: (1) a $1,000,000 bridge loan ("Bridge Loan"), a portion of which would be used to repay the Trust Loan; (2) the merger of TGC into another corporation which would allow the merged surviving corporation ("Newco") to issue and sell ownership interests; and (3) a subsequent offering of Newco securities that would generate $3-5,000,000 for use by Newco, a portion of which would be used to repay the 2009 borrowings by TGC from the Trust. We have no assurances as of this date that this reorganization and recapitalization will occur or, if it does occur, will be in amounts and terms as presently anticipated.

As an additional inducement to make the Trust Loan, TGC hereby agrees with the Trust that:

(i) if the Bridge Loan or any other financing after this date is arranged by either TGC or Newco, TGC shall cause the Trust Loan to be repaid from the first available proceeds from the first to close of such Bridge Loan or other financing (the "First Financing"); and

(ii) Upon the delivery of any additional consideration that is offered to the lender or broker of either the First Financing or the Bridge Loan(if the Bridge Loan is not the First Financing), including without limitation the granting by TGC or Newco of any warrants, options or other securities, in connection with the funding of the First Financing or the Bridge Loan, TGC shall cause the Trust to receive a proportionate share of whichever of that additional consideration is more favorable to its recipient, with the Trust's share to be calculated on a dollar-for-dollar basis, comparing the

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principal amount Trust Loan to the principal amount of the First Financing or the Bridge Loan; it being recognized and agreed that the Trust may receive two payments toward this share if the Bridge Loan is not the First Financing and the Bridge Loan when subsequently closed generates the more favorable additional consideration and therefore would require a payment to the Trust in addition to any payment generated by the First Financing to fully pay that more favorable proportionate share.

This is also to confirm our agreement that, if the foregoing transactions do not occur as contemplated, and there is no additional consideration paid under (ii), above, then TGC will negotiate in good faith with the Trust a mutually-agreeable additional consideration that will be paid to the Trust in lieu of the consideration anticipated under (ii), above,

Finally, this is to confirm my representation to you that I have been fully and properly authorized by the board of directors of TGC to enter into the Loan and to deliver this letter to the Trust, and That I will provide written confirmation of that authorization to the Trust by April 12, 2010.

Very truly yours,
THE GUITAMMER COMPANY

By: [signature]
Mark A. Luden, President 4/7/10

Enclosure

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COGNOVIT PROMISSORY NOTE

For value received, the undersigned, The Guitammer Company, an Ohio corporation ("Maker"), hereby promises to pay to the order of the Revocable Trust created by Julie E. Jacobs under agreement dated November 25, 1999 ("Payee"), whose address is c/o 5050 Thornhill Lane, Dublin Ohio 43017, the sum of $100,000, with interest on the unpaid principal balance computed from the date of this note until paid in full at the rate of 20.00% per annum, compounded annually, all of which principal and accrued interest shall be payable to Payee in full on June 7, 2010 (the "Maturity Date").

This note may be prepaid in full or in part at any time. All payments and prepayments, if any, under this note shall be made to Payee at the foregoing address in Dublin, Ohio, or at such other address as may be designated by the holder of this note to Maker in writing from time to time, and shall be deemed received by Payee as of the first date that such payment is immediately available to Payee in collected federal funds.

Any payment or prepayment on this note shall be applied, first, to the payment of any accrued and unpaid interest, if any, as of the date of receipt and, then, to the principal balance. In all events, this note shall be paid in full by the Maturity Date.

Payee's rights and remedies hereunder are cumulative, and may be exercised together, separately, and in any order. No delay on the part of Payee in the exercise of any such right or remedy shall operate as a waiver. No single or partial exercise by Payee of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy. No waiver or indulgence by Payee shall be effective unless in writing and signed by Payee, nor shall a waiver on one occasion be construed as a waiver of any other occurrence in the future.

If Maker is in default in paying this note in full when due, then this note shall automatically bear interest thereafter until this note is paid in full at the rate of 30.0% per annum from the first date of such default until this note is paid in full.

Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance or default of this note. Maker hereby agrees to reimburse the then holder of this note for all expenses of every kind, including reasonable attorneys' costs and fees, incurred by said holder in connection with the enforcement of the obligations under this note.

Maker hereby irrevocably authorizes any attorney at law to appear for Maker in any court in the county where Maker resides or signed this note, with or without process, at any time after this note becomes due (by acceleration or otherwise); to waive the issuance and service of process and confess judgment against Maker in favor of the holder of this note for the amount then appearing due, together with costs of suit, interest, and reasonable attorneys'

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costs and fees; and thereupon to release all errors and waive all right of second trial, appeal, and stay of execution.

Maker hereby represents and warrants to Payee that Maker is entering into this note pursuant to a commercial transaction arising from and in connection with Maker's primary business enterprise.

This note was executed and delivered by Maker to Payee in Franklin County, Ohio, as of April 7, 2010, and shall be construed under the laws of the State of Ohio.

THE GUITAMMER COMPANY

By: Mark A. Luden 4/7/10
Mark A. Luden, President

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE (Sec. 2323.13, O.R.C.).

Maker's Address
6117 Maxtown Road
Westerville, Ohio 43082
Fax No. 1-815-346-9532

3404

JULIE E. JACOBS TRUST
5050 THORNHILL LN.
DUBLIN, OH 43017
(614) 885-1901

6-12-410

DATE April 7, 2010

PAY TO THE ORDER OF The Gutermer Company $ 100,000.00

One hundred thousand and 00/100 DOLLARS

National City.

FOR loan

Francine J. Jacobs, Trustee

⑈00003404⑈ ⑆041000124⑆ 6850881 63⑈